Exhibit 107

Calculation of Filing Fee Table

Registration Statement on Form S-1

(Form Type)

P3 HEALTH PARTNERS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	139,847,114 (1)	$1.20	$167,816,536.80	0.00011020	$18,493.39
Total Offering Amounts						$167,816,536.80		$18,493.39
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$18,493.39

(1)

Consists of (i) 69,157,145 shares of our Class A common stock issued to the selling stockholders, (ii) 59,934,479 shares of our Class A common stock issuable to the selling stockholders upon exercise of warrants to purchase Class A common stock, and (iii) 10,755,490 shares of our Class A common stock issuable to certain of the selling stockholders upon exercise of pre-funded warrants to purchase Class A common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A common stock being registered hereunder include such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares of Class A common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s common stock as reported on the Nasdaq Capital Market on April 27, 2023, which date is a date within five business days prior to the filing of this registration statement.